Exhibit 10.3

AMENDMENT NUMBER ONE TO

HANDLING AND THROUGHPUT AGREEMENT

This Amendment Number One (this “Amendment”) to the Handling and Throughput Agreement dated as of March 18, 2003 is made and entered into effective as of the 27th day of April, 2004 (the “Effective Date”) by and between Valero Logistics Operations, L.P., a Delaware limited partnership (“Valero Logistics”) and Valero Marketing and Supply Company, a Delaware corporation (“Valero Marketing”).

RECITALS

A.	WHEREAS, Valero Logistics and Valero Marketing are parties to that certain Handling and Throughput Agreement dated March 18, 2003 (the “Agreement”); and

B.	WHEREAS, Valero Logistics and Valero Marketing desire to amend the Agreement to clarify the equation used to determine the annual adjustment to the Throughput Fee per Barrel; and

AGREEMENTS

NOW, THEREFORE, for and in consideration of the covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings given them in the Agreement.

2. Amendment. The Agreement is hereby amended as follows:

Section 1(b) entitled “Throughput Fee per Barrel” of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Throughput Fee per Barrel. The Throughput Fee per Barrel for 100% of the Specified Feedstocks Delivered to a Refinery during any Measurement Period occurring during 2003 shall be the fee specified in the table below for each barrel (with any volume of less than one-half barrel being rounded down to the nearest whole number of barrels and any volume of one-half barrel or more being rounded up to the next highest whole number) of such Specified Feedstocks:

For Specified Feedstocks	Throughput Fee Per Barrel During 2003
Delivered to:
Benicia Refinery	$0.296
Texas City Refinery	$0.121
Corpus Christi Refinery	$0.203

For 100% of the Specified Feedstocks Delivered to the Refineries during any Measurement Period occurring after 2003, the Throughput Fee per Barrel for Specified Products Delivered to each of the Refineries shall be adjusted as of each anniversary of the effective date of this Agreement by a factor which is 75% of the year-to-year percentage change in the CPI applicable to each Refinery.

3. Ratification. Except as hereby amended, the Agreement is hereby ratified and affirmed and shall continue in full force and effect in accordance with its terms. All references to the Agreement hereafter shall mean and refer to the Agreement as hereby amended

4. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been duly executed by authorized representatives of the parties, to be effective as of the Effective Date.

VALERO LOGISTICS OPERATIONS, L.P.
By: Valero GP, Inc., it general partner

By:	/s/ CURTIS V. ANASTASIO

Name:	Curtis V. Anastasio
Title:	President

VALERO MARKETING AND SUPPLY COMPANY

By:	/s/ MICHAEL S. CISKOWSKI

Name:	Michael S. Ciskowski
Title:	Executive Vice President